UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

  (Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FARADAY FUTURE INTELLIGENT ELECTRIC INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Faraday Future Intelligent Electric Inc. (the “Company”) is filing this Amendment No. 1 to Schedule 14A (this “Amendment”) to amend the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on April 28, 2025. The Amendment supplements the disclosure included in the Proxy Statement relating to the Summary Compensation Table – Fiscal 2024. No other changes have been made to the Proxy Statement or to the matters to be considered by the stockholders. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

Summary Compensation Table — Fiscal 2024

The following table sets forth certain information concerning compensation paid to the named executive officers for the fiscal year ended December 31, 2024 and, to the extent required by the SEC executive compensation disclosure rules, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Matthias Aydt	2023	348,250	5,000	—	—	—	—	353,250
Global Chief Executive Officer	2024	266,667	250,000	35,740	—	—	—	552,407

Xuefeng Chen	2023	725,207	50,000	900,202	99,110	—	80,272	1,854,791
Former Global Chief Executive Officer	2024	—	—	—	—	—	—	—

Koti Meka	2024	160,159	—	10,502	—	—	—	170,661
Chief Financial Officer

Yun Han	2023	390,000	325,000	—	—	—	—	715,000
Former Chief Accounting Officer and Former Interim Chief Financial Officer	2024	13,654	4,500		—	—	24,549	42,703

Jonathan Maroko	2023	165,758	100,000	13,391	—	—	—	279,149
Former Chief Financial Officer	2024	124,679	126,667	8,175	—	—	10,350	269,871

Chui Tin Mok	2023	433,250	5,000	—	—	—	—	438,250
Executive Vice President, Head of UAE	2024	158,307	—	31,965	—	—	—	190,272

YT Jia	2023	390,750	50,000	—	—	—	—	440,750
Chief Product and User Ecosystem Officer	2024	275,830	250,000	398,205	—	—	—	924,035

(1)	The annualized base salaries for the named executive officers at the beginning of fiscal 2023 were as follows: Mr. Aydt $400,000; Mr. Chen, $900,000; Ms. Han, $400,000; Mr. Mok, $500,000; and Mr. Jia, $450,000. In connection with Mr. Chen’s resignation as Global Chief Executive Officer, Mr. Chen’s annual base salary was reduced to $750,000 effective September 29, 2023. In October 2023, Messrs. Chen, Mok, Aydt and Jia agreed to a temporary salary reduction through November 2023 to an annualized minimum wage of $66,000. In December 2023, as part of the Company’s cost cutting initiatives, the base salaries of all named executive officers, other than Mr. Chen, were reduced by 30%, and Mr. Chen’s salary was reduced by approximately 50%. The Company continued such cost cutting into 2024, pursuant to which the base salaries for the Company’s named executive officers at the beginning of 2024 were $150,000. Mr. Aydt’s salary was restored to $200,000 on June 1, 2024 and between September 2024 and November 2024, Mr. Aydt was paid a pro-rated annual base salary of $550,000 (for so long as $350,000 (pro-rated) of such amount was used to purchase shares of the Company’s Class A common stock). Mr. Meka’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in February 2024. Mr. Meka’s salary was restored to $200,000 after he was appointed as Chief Financial Officer of the Company on September 17, 2024. Mr. Mok’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Mr. Jia’s annual base salary was further reduced to $66,000 in January 2024 and restored to $150,000 in May 2024. Between September 2024 and November 2024, Mr. Jia was paid a pro-rated annual base salary of $612,000 (for so long as $340,000 (pro-rated) of such amount is used to purchase shares of the Company’s Class A common stock). Xuefeng Chen was on leave before his resignation and did not receive any compensation in 2024. Mr. Maroko’s salary was restored to $200,00 on June 1, 2024.

(2)	The amounts reported in this column for each executive represent cash signing and retention bonuses.

(3)	The amounts reported in these columns reflect the grant date fair value of time-based RSUs, time-based stock option awards and PSU awards, as applicable, granted to the named executive officers during 2023 and 2024 and are accounted for in accordance with FASB ASC Topic 718. For the assumptions used to value these awards, see Note 12 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements in the 2023 Form 10-K (or the corresponding note in the annual report for prior years).

(4)	The amount reported in this column for Mr. Chen includes a housing allowance of $64,000 and $16,272 for the payment of accrued paid time off and other benefits. The reported amounts for Mr. Maroko and Mrs. Han are for the payment of accrued paid time off.